Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Old Republic International Corporation:
We consent to the incorporation by reference in the registration statement (Nos. 33-32439, 2-80883, 33-52069, 333-40536, 333-37210, 333-104279, 333-135088, 333-147801, and 333-170090) on Form S-8 and (Nos. 333-198703, 333-200710, 333-177975, 333-172558, 33-29220, and 33-54104) on Form S-3 of Old Republic International Corporation of our report dated March 2, 2015, with respect to the consolidated balance sheets of Old Republic International Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, preferred stock and common shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Old Republic International Corporation.

/s/ KPMG LLP
Chicago, Illinois
March 2, 2015